EXHIBIT 21

Subsidiaries of the Company

Digi International GmbH

Digi International (HK) Ltd.

Digi International Kabushikikaisha

Digi International Limited

Digi International SARL

Digi International Spain S.A.

Digi m2m Solutions India Pvt. Ltd.

Digi Wireless Singapore Pte. Ltd.

Etherios, Inc.

ITK International, Inc.

Spectrum Design Solutions Inc.